EXHIBIT 12.2

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Fixed Charges and Preferred Dividends

		2010		2009	Year Ended December 31,
		3 Months	12 Months	3 Months
		Ended	Ended	Ended
	Earnings: ($000)	Dec 31	Dec 31	Dec 31	2009	2008	2007	2006	2005
A.	Net income	$9,744	$46,118	$10,094	$32,776	$27,238	$33,436	$34,871	$35,635
B.	Federal and State Income Tax	2,501	26,626	5,080	21,142	19,273	20,326	21,528	23,936
C.	Earnings before Income Taxes	$12,245	$72,744	$15,174	$53,918	$46,511	$53,762	$56,399	$59,571
D.	Fixed Charges
	Interest on Other-Long-Term Debt	5,374	19,745	4,967	18,830	20,518	18,653	16,425	13,826
	Other Interest	1,487	5,413	1,430	5,253	4,495	4,378	3,622	2,577
	Interest Portion of Rents(1)	152	678	144	635	788	898	818	835
	Amortization of Premium & Expense on Debt	238	913	224	956	982	963	991	1,043
	Total Fixed Charges	$7,251	$26,749	$6,765	$25,674	$26,783	$24,892	$21,856	$18,281

E.	Total Earnings	$19,496	$99,493	$21,939	$79,592	$73,294	$78,654	$78,255	$77,852

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(31)	(127)	(31)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	211	843	211	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.257	1.577	1.503	1.645	1.708	1.608	1.617	1.672
J.	Preferred Dividend (Pre-tax) (H x I)	265	1,329	317	1,387	1,440	1,356	1,363	1,409
K.	Plus Allowable Dividend Deduction	31	127	31	127	127	127	127	127
L.	Preferred Dividend Factor	296	1,456	348	1,514	1,567	1,483	1,490	1,536
M.	Fixed Charges (D)	7,251	26,749	6,765	25,674	26,783	24,892	21,856	18,281
N.	Total Fixed Charges and Preferred Dividends	$7,547	$28,205	$7,113	$27,188	$28,350	$26,375	$23,346	$19,817

O.	Ratio of Earnings to Fixed Charges (E/D)	2.7	3.7	3.2	3.1	2.7	3.2	3.6	4.3
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	2.6	3.5	3.1	2.9	2.6	3.0	3.4	3.9

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.